UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2008
PYRAMID BREWERIES INC.
(Exact name of registrant as specified in its charter)
Washington
(State or other jurisdiction of incorporation)

000-27116	91-1258355

(Commission File Number) IRS	Employer Identification No.
91 South Royal Brougham Way
Seattle, WA 98134
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (206) 682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard
Following the closing of the tender offer by PMID Merger Sub, Inc., a wholly owned subsidiary of Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc. (“Magic Hat”) that was completed on August 1, 2008, Pyramid Breweries Inc. (“Pyramid”) issued a press release announcing that The Nasdaq Stock Market had determined to delist Pyramid’s shares of common stock from The Nasdaq Global Select Market (“NASDAQ”). As a result of the tender offer, shareholders owning Pyramid common stock were reduced to approximately 255 public holders, which is below the minimum number of public holders required to remain listed on NASDAQ. The remaining outstanding shares of common stock will be converted into the right to receive $2.75 per share, which is the same per share price paid in the tender offer, upon the effectiveness of an anticipated merger, whereby Pyramid will become a wholly owned subsidiary of Independent Brewers United, Inc.
In accordance with the rules of the Securities and Exchange Commission (“SEC”), NASDAQ will file a Form 25 with the SEC which will provide for the delisting of Pyramid’s shares of common stock from trading on NASDAQ, effective on or about August 16, 2008.
In addition, as a result of the resignation of certain current Pyramid directors and the appointment of new directors (as discussed below), NASDAQ has been notified that certain members of the new Pyramid Audit Committee do not meet the “independence” standards as defined under NASDAQ’s listing standards.
A copy of the press release announcing the notice of delisting from NASDAQ is filed as an exhibit to this report and is incorporated in its entirety by reference.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Resignation of Directors
Effective August 4, 2008, Pyramid announced the resignations of directors Scott Barnum, Jurgen Auerbach, Kurt Dammeier, David Rostov and Scott Svenson as directors of the Pyramid Board. Such resignations were pursuant to the Plan and Agreement of Merger dated June 27, 2008 by and among Independent Brewers United, Inc., PMID Merger Sub, Inc., Magic Hat and Pyramid (“Merger Agreement”).
Appointment of Directors
Pursuant to the terms of the Merger Agreement, effective August 4, 2008, R. Martin Kelly, Alan S. Newman and Gregory G. Gatta were appointed to the Pyramid Board. Mr. Kelly was appointed a Class I director, whose term expires in 2011, Mr. Newman was appointed a Class II director, whose term expires in 2009, and Mr. Gatta was appointed a

Class III director, whose term expires in 2010. Mr. Kelly and Mr. Gatta will each be appointed to Pyramid’s Audit Committee.
     Mr. Kelly has served as the President, Chief Executive Officer and a director of Magic Hat since 2004. During 1999 — 2004, Mr. Kelly was employed by Pyramid as its President; in 2000 was also appointed Chief Executive Officer, and served as Pyramid’s Chairman from 2001 to 2004.
     Mr. Gatta has served as a Managing Director & Senior Portfolio Manager of Basso Capital Management, L.P. since 2005. Prior to that time, Mr. Gatta was a Vice President of Pegasus Capital Advisors, L.P.
     Mr. Newman co-founded Magic Hat in 1994 and has served as a Conductor of Cosmic Symphonies since such time.
Each of Messrs. Kelly, Gatta and Newman also serve as directors of Independent Brewers United, Inc. and PMID Merger Sub, Inc.
Termination of Officers
In connection with the tender offer and anticipated merger, Pyramid entered into Employment Separation Agreements with each of Scott Barnum, Pyramid’s former President and Chief Executive Officer, and Michael O’Brien, Pyramid’s former Chief Financial Officer. Effective August 4, 2008, Messrs. Barnum and O’Brien will relinquish their current titles, and effective August 7 and 8, 2008, respectively, will cease their employment with Pyramid.
Under the terms of their respective agreements, Mr. Barnum and Mr. O’Brien will receive a payment totaling $113,520 and $92,500, respectively, payable in bi-weekly installments, which represents their base salary for a period of six months following the date of their termination and a pro rata share of any incentive compensation bonus for which they are eligible under Pyramid’s Gain Sharing Plan. Both Mr. Barnum and Mr. O’Brien will receive medical benefits for a six month period. All such compensation is in accordance with the terms of their prior employment agreements.
Appointment of Officers
Effective August 4, 2008, R. Martin Kelly was appointed Pyramid’s Chief Executive Officer, Eric Peterson was appointed the Chief Financial Officer, and Alan S. Newman was appointed the Chief Creative Officer.
Mr. Peterson has served as Chief Financial Officer of Independent Brewers United, Inc. since June, 2008. During 2007-2008, Mr. Peterson was employed by CypherEdge, Inc. as Chief Financial Officer. During 2004-2008, Mr. Peterson was employed by Isothermal Systems Research, Inc. as Chief Financial Officer. During 2003-2007, Mr. Peterson was a Partner of Tridia Partners, LLC.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

99.1	Press Release announcing the resignation and appointment of directors and executive officers of Pyramid dated August 5 2008

99.2	Press Release announcing Pyramid’s intent to delist with Nasdaq dated August 5, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: August 5, 2008

PYRAMID BREWERIES INC.
By:	R. Martin Kelly
R. Martin Kelly
Chief Executive Officer

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